Exhibit 10.2
May 1, 2026
Mr. Alton E. Shader
Dear Alton,
Congratulations on the opportunity to join Sotera Health Company (the “Company”) as its Chief Executive Officer. This letter will recap the key elements of our offer.
•Start Date: Your employment will commence on May 26, 2026, or such other date as mutually agreed by the parties (the “Start Date”).
•Location: Your primary place of employment will be the Sotera Health Corporate Headquarters in Broadview Heights, Ohio and accordingly, you will be expected to commute to Corporate Headquarters on a regular basis.
•Reporting: You will report to the Board of Directors (the “Board”) and work closely with Michael Petras, who will assume the role of Executive Chairman of the Board.
•Board of Directors: In connection with your appointment as Chief Executive Officer, the Board shall appoint you as a member of the Board effective as of the Start Date. Following your appointment to the Board and during your employment as Chief Executive Officer, the Company shall also nominate you for re-election as a member of the Board at the expiration of each term of office, subject to your continued employment as Chief Executive Officer.
•Status & Salary: You will be employed as a full-time, exempt, salaried employee. Your starting salary will be $1,000,000 annually, payable on a bi-weekly basis. The Company may review and/or revise your salary from time to time, in its sole discretion.
•Annual Incentive Plan: You will participate in the Annual Incentive Plan (AIP), on the terms and conditions set forth therein, at a target of 110% of your base annual salary (“Annual AIP Target”). For 2026, your participation in the AIP will not be prorated based on your hire date.
•Sign-on Equity: Within thirty (30) days after your start date, the Company will grant to you a sign-on equity award with a grant date fair value of $6,000,000 comprised of restricted stock units (RSUs) to replace the long-term incentives you will forfeit with your former employer (“Sign-On Award”). This Sign-On Award will have a vesting commencement date of March 2, 2026 and will vest one-third per year over three years subject to continued employment through each applicable vesting date. Should the Company or Board terminate your employment without Cause (as defined below), any unvested RSUs remaining from the Sign-On Award that would have vested during the 2-year period immediately following the date of such termination shall immediately vest as of the termination date.
•Annual Long-Term Incentive Plan: You will receive an initial annual equity award with a target grant date fair value of $6,500,000 and a vesting commencement date of March 2, 2026, subject to the approval of the Leadership Development and Compensation Committee of the Company’s Board of Directors and the Board of Directors (“Initial Equity Award”). This Initial Equity Award will be comprised of 50% RSUs and 50% performance share units (PSUs). The RSUs related to this Initial Equity Award vest one-third per year over three years and the PSUs will be eligible to vest 100% after the three-year performance period based on performance against pre-established free cash flow and revenue goals, in each case, subject to continued employment through each applicable vesting dates.
You will also receive an initial award of Share Appreciation Units (SAUs) with a maximum grant date fair value of $1,625,000 and a vesting commencement date of March 2, 2026 (“Initial SAU Award”). The SAUs related to the Initial SAU Award will vest one-third per year if the Company’s annualized stock price appreciation targets (which, consistent with SAU grants in 2026 to other senior executives of the Company, shall be measured based on a “Grant Date Price” as if the grant date of such SAU was March 2, 2026) are met, subject to continued employment through each applicable vesting date.

Starting in 2027 and subject to your continued employment, you will receive annual long-term equity incentive awards with an aggregate grant date fair value of at least $6,500,000 (“Annual LTI Target”), which may be in the form of RSUs, PSUs, SAUs or other equity-based award types, as determined by the Board. Your equity awards will be subject to and contingent upon your acceptance of, the terms and conditions of the Sotera Health Company 2020 Omnibus Incentive Plan, as well as any applicable grant notices and agreements associated with your awards. Additional information will be provided upon acceptance of this offer.
•Benefits Program: You are eligible to participate in the Company’s benefits program, including but not limited to medical, dental, vision and 401(k) plan with company match. All plans are in accordance with the terms and conditions of that program and associated insurance policies, as may be in effect from time to time. The Company reserves the right to amend or discontinue its benefits program at any time, with or without advance notice.
•Vacation: You are entitled to four (4) weeks of vacation annually, subject to the terms and conditions of the Company’s vacation policy as may be in effect from time to time. Your vacation time will be prorated during your first year of employment, according to your hire date.
•Termination of Employment: In the event your employment is terminated by the Company without Cause or by you for Good Reason (defined below), the Company will provide you with separation pay as follows: (i) salary continuation equal to eighteen (18) months of your then current base salary (prior to any unauthorized salary reduction that may have triggered “Good Reason), (ii) payment of your full AIP at target for the year in which the separation occurs, and (iii) if you elect COBRA continuation coverage, reimbursement on a monthly basis for a portion of the COBRA premiums paid for by you for yourself and your eligible dependents at the same rate as the Company pays for health insurance coverage for its active employees (with you paying for the employee paid portion of such coverage) for eighteen (18) months following your termination of employment (“COBRA Amount”); provided, however, that if you become re-employed with another employer, you will be obligated to provide the Company with written notice of such new employment within five (5) business days of obtaining such new employment and the reimbursement by the Company of the COBRA Amount will cease (hereafter the “Separation Payments”). Payment of the Separation Payments is subject to the following: (A) such Separation Payments shall be made in accordance with the Company’s normal payroll practices (other than the COBRA Amount) and shall commence on the sixtieth (60th) day following the date of your termination of employment (the “Release Date”) subject to your execution and delivery to the Company of a general release in a form acceptable to the Company (and such release being in full force and effect and having not been timely revoked in accordance with its terms) (the “Release Requirement”) and (B) you shall be entitled to receive such Separation Payments only so long as you have not breached any of the provisions of such general release or any restrictive covenants to which you are subject. If the Release Requirement is satisfied, then the portion of the Separation Payments which would otherwise have been paid during the period between the date of termination of employment and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. If the Release Requirement is not satisfied as of the Release Date, you shall not be entitled to any Separation Payments and the Company shall have no further obligations in connection with the Separation Payments.
For purposes hereof, “Cause” shall have the same meaning as ascribed to such term in the Sotera Health Company 2020 Omnibus Incentive Plan. For the purposes hereof, “Good Reason” shall not include your death or disability but shall mean any of the following occurrences without your written consent: (i) material diminution in your duties, responsibilities or authority or assignment to you of any duties inconsistent in any material respect with your position as CEO; (ii) any reduction by the Company in your base salary, Annual AIP Target or your Annual LTI Target, in each case, as set forth herein, unless such reduction is a part of an across-the-board proportional decrease in base salaries, annual AIP targets and/or annual LTI targets affecting all Company senior executives, which reduction is approved by the Board; (iii) you are required to relocate to any location that is more than fifty (50) miles away from your residence in Lake Forest, Illinois (it being agreed and understood that the requirement that you continue to regularly commute to Broadview Heights, Ohio (as described herein) shall not constitute grounds for Good Reason hereunder); or (iv) a material breach by the Company of any provision of this offer agreement; provided that, in each case, (A) within ninety (90) days of the initial occurrence of the specified event you have given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason event, (B) the Company has not cured the Good Reason event within the thirty-day (30) day cure period, and (C) you resign immediately, and in no event later than thirty (30) days, following the expiration of such thirty-day (30) cure period.
Notwithstanding any provision of this letter to the contrary, in the event that you are a “specified employee” within the meaning of Code Section 409A (as defined below), any payments or benefits that are considered non-qualified deferred compensation under Code Section 409A payable under this section on account of a “separation from service” during the six-month period immediately following the termination date shall, to the extent necessary to comply with Code Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following your

“separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this section shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this section that is considered nonqualified deferred compensation, subject to Code Section 409A.
•Commuting Bonus: We will provide you an annual commuting bonus of $100,000 to cover reasonable travel expenses to the corporate headquarters.
•Stock Ownership Guidelines: You will be subject to stock ownership guidelines equal to five-times your annual base salary. You will have five years to attain such amount.
Your employment with the Company is “at will”; it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. This letter may be executed in counterparts and shall be binding upon the parties upon execution and may only be amended in writing signed by each of the parties hereto. The Company reserves the right to add, delete, or modify all plans, program, policies, procedures, and guidelines at any time, provided, however, that such actions shall not modify the compensation and benefits specifically provided to you under this letter. This letter constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto, and shall be governed by the internal substantive laws of the state of Delaware. All compensation and benefits described herein will be subject to applicable tax withholding.
The intent of the parties is that payments and benefits under this letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.
This offer is contingent upon favorable references and successful completion of background and drug screens.
As a condition of your employment, you will be required to provide the Company with documents establishing your identity and right to work in the United States. These documents must be provided to the Company within three days after your employment start date. In addition, you will also be required to sign a restrictive covenants agreement in a form customary for senior executives covering non-competition and non-solicitation (while employed and for 18 months postemployment) and confidentiality.
Alton, we look forward to you joining the Company and becoming part of our team. We are sure you will find your career with us both challenging and rewarding. To confirm your acceptance of this offer of employment on the terms and conditions set out above, please sign below and return to me.
Sincerely,

/s/ Michael B. Petras, Jr.
Michael B. Petras, Jr.
Chairman and Chief Executive Officer Sotera Health Company
By my signature below, I confirm that I have read, understand and agree with the terms of this offer.

Alton E. Shader	/s/ Alton E. Shader / May 2, 2026
Alton E. Shader (please print)	Signature/Date
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